Raymond Ruddy
Director, Investor Relations
Concord Communications
(508) 303-4350
rruddy@concord.com

Concord Announces Third Quarter Results — Revenue Grows 15% Y/Y

Company Establishes Higher Forward Estimate and Readies
Fourth Quarter Launch of Enhanced VoIP Solution

MARLBORO, MA, October 16, 2003— Concord Communications, Inc. (NASDAQ: CCRD), an industry leader in optimizing application performance and availability across networks and systems, today announced its financial results for the third quarter ended
September 30, 2003. Revenue increased to $26.6 million, up from $25.6 million in the second quarter of 2003. Pro forma earnings per share were $.07, up 1 cent from pro forma earnings per share of $.06 in the prior quarter. GAAP earnings per share were $.03, compared to $.07 in the prior quarter.

“Concord performed well this quarter because our end-to-end Application Performance Management (APM) strategy continues to resonate with customers,” explained Jack Blaeser, Concord’s CEO and president. “Looking ahead, we are focused on increasing revenue by demonstrating the value of Concord’s solution to our traditional customer, the IT executive, while also demonstrating the impact to the business executive through the broadened applicability of our value proposition. In the fourth quarter, we plan to deliver an additional proof point to our strategy with our enhanced Voice-Over-IP solution.”

Concord is establishing higher guidance for Q4: between $27.5 and $28.5 million in revenue, pro forma earnings per share between $.09 and $.10, and GAAP earnings per share between $.10 and $.11.

Third Quarter Results

Revenue Grows 15% Y/Y

•	Total revenue of $26.6 million grew 15% from $23.1 million in the third quarter of 2002. License revenue of $13.7 million grew 12% over the $12.2 million reported in the same quarter last year.

Deal Size Remains High as Customers Chose the Full eHealth® Suite

•	Average deal size for our 34 new customers remained high at $148,312 as customers chose the eHealth® Suite to manage across applications, systems and networks. These included customers like The Screen Actors Guild and The Hong Kong and Shanghai Bank.

•	Number of deals over $100,000 increased to 42, up six from the prior quarter.

Market Segment Sales Remains Close to Historical Averages

•	71% of product revenue came from our enterprise customers like Fifth Third Bancorp and QVC.

•	15% of product revenue came from managed service provider customers. These customers include Cegetel and ADP Dealer Services. 14% of product revenue came from carrier infrastructure customers. These customers include United Online and Time Warner Cable.

•	International revenue was $11.8 million or 46% of total revenue, up 2% from the previous quarter. Customers include Kasikorn Bank, Jupiters Technology and Telstra.

•	81% of quarterly revenues were generated from our installed base from customers like Cisco Systems, ANZ Bank, AT&T Wireless and Comcast Cable. Of the revenue from existing customers, 41% was from existing customers expanding deployment of their existing Concord products across a larger portion of their IT infrastructure and 59% was from customers expanding toward an end-to-end solution by purchasing new applications in the eHealth® Suite.

•	Revenue contribution percentages from the product portfolio were consistent with prior quarters.

DSO & Other Fundamentals Consistent

•	DSO was 67 days, up two days from Q2.

•	Cash was nearly $76M, after Concord invested approximately $5.6 million in cash for the previously announced acquisitions.

•	Deferred revenue was $26.4 million.

•	Gross margin was 81.5%.

Conference Call

Concord will hold a conference call today, October 16, 2003, to discuss results, product direction and future expectations at 8:30 a.m. ET. The phone number for the call is 800-473-6123 (domestic) and 973-582-2710 (international). The call will be available for approximately two weeks. The number for the replay is 877-519-4471 for U.S./Canada and 973-341-3080 for international callers. The access code is 4233307. The information in this press release, call replay, and reconciliation of non-GAAP financials is posted at www.concord.com.

About Concord Communications

Concord Communications, Inc. (Nasdaq: CCRD) is an industry leader in optimizing application performance and availability across networks and systems. Concord’s almost 3000 eHealth customers worldwide use the eHealth® Suite as the software solution to manage their IT infrastructure to drive profitable business operations, reduce costs, and increase competitive positioning.

Concord is headquartered in Marlboro, Mass. For more information on Concord, call 1-800-851-8725 or visit Concord on the Web at www.concord.com. Concord Communications, Inc., the Concord logo and eHealth are trademarks of Concord Communications, Inc. All other trademarks are the property of their respective owners.

Safe Harbor

Forward-looking statements made in this press release, including forward-looking statements regarding revenue, profit expectations, and the launch of the enhanced VoIP solution, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements involve risks and uncertainties, and actual results could differ materially from the forward-looking statements contained herein. Risks and uncertainties include, without limitation, the impact of the economic slowdown on the telecommunications industry; risks associated with integrating netViz Corporation, which we recently acquired; our customers’ ability to obtain funding, specifically in light of the aforementioned economic climate, and the resulting potential delay or cancellation of pending customer purchases; risks of operating losses including the cost of development and sale of our products; the ability to attract and retain quality professional employees; uncertainties involving intellectual property rights and litigation, specifically including our expansion into new markets with different intellectual property protection schemes; litigation in general; risks in technology development and commercialization; risks in product development and market acceptance of and demand for the Company’s products including the development and market acceptance of the enhanced VoIP solution; risks associated with competition specifically including competition in the application performance market; risks associated with international sales, including foreign currency risks and longer payment cycles; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including but not limited to, the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements should be considered in light of all these factors. The information contained in this press release is applicable only today and should thereafter be considered historical and will no longer constitute the Company’s current expectations. The Company undertakes no obligation to update information contained in this press release.

	Concord Communications, Inc.
	Condensed Consolidated Statements of Operations
	(Unaudited, in thousands, except share data)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Revenues:
Product	$13,683	$12,202	$39,746	$38,520
Services	12,877	10,852	36,546	31,722

Total revenues	26,560	23,054	76,292	70,242

Cost of revenues:
Cost of product and service revenues	4,778	4,251	14,137	12,752
netViz technology amortization	133	—	133	—

Total cost of revenues	4,911	4,251	14,270	12,752

Gross profit	21,649	18,803	62,022	57,490

Operating expenses:
Research and development	5,862	5,259	16,711	16,445
Selling and marketing	12,455	11,818	36,399	35,843
General and administrative	2,156	1,742	6,462	5,569
Acquistion-related charges, in-process R&D, amortization, and equity-based compensation expense	1,118	25	1,152	85

Total operating expenses	21,591	18,844	60,724	57,942

Income (loss) from operations	58	(41)	1,298	(452)
Other income, net	516	741	1,572	2,275

Income before income taxes	574	700	2,870	1,823

Provision for income taxes	93	136	355	375

Net income	$481	$564	$2,515	$1,448

Net income per common and potential common share:
Basic	$0.03	$0.03	$0.14	$0.09
Diluted	$0.03	$0.03	$0.14	$0.08
Fully-taxed pro forma diluted without unusual items**	$0.07	$0.03	$0.17	$0.08
** excludes equity-based compensation expense and assumes a 28% pro-forma tax rate
Weighted average common shares outstanding	17,500,200	17,104,224	17,375,680	17,017,611
Diluted weighted average common and potential common shares outstanding	18,238,417	17,275,667	17,916,872	17,749,296

Pro Forma Financial Results

     We prepare and release quarterly unaudited financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). We also disclose and discuss certain pro forma financial information, used to evaluate our performance, in this and other earnings releases and investor conference calls. We believe that current shareholders and potential investors in our company use multiples of pro forma EPS in making investment decisions about our company. We use pro forma EPS to evaluate the results of our ongoing operations. This measure, and other pro forma information, should not be considered an alternative to measurements required by accounting principles generally accepted in the United States, such as net income and net cash provided by operations, and should not be considered measures of our liquidity. In addition, our non-GAAP measures may not be comparable to similar measures reported by other companies. Our key non-GAAP measure is:

Pro forma EPS

     Pro forma EPS is calculated by dividing pro forma net income by the diluted number of shares. Pro forma net income excludes certain non-cash and special charges, consisting primarily of non-cash compensation charges, in-process research and development costs, amortization of intangible assets and transaction costs associated with acquisitions. This pro forma calculation also substitutes current period GAAP tax provisions with a “pro forma” tax rate. We have significant deferred tax assets and have not recorded significant federal tax provision. The tax provision relates primarily to state and foreign taxes only.

Reconciliation

     The table below reconciles Operating Income to pro forma Net Income for the third quarter ended 2003 vs. 2002 and for the nine months ended 2003 vs. 2002:

	Three Months Ended		Nine Months Ended

In thousands, except per share data	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Reconciliation of GAAP & pro forma Net Income:
Net income	$481	$564	$2,515	$1,448
Add: Provision for income taxes	93	136	355	375
netViz technology amortization	133	—	133	—
Acquistion-related charges, in-process R&D, amortization,and equity-based compensation expense	1,118	25	1,152	85

Pro forma income before income taxes	1,825	725	4,155	1,908

Pro forma income taxes (Pro forma rate: 28%)	511	203	1,163	534

Pro forma net income	$1,314	$522	$2,992	$1,374

Pro forma net income per diluted share:	$0.07	$0.03	$0.17	$0.08
Diluted weighted average common and potential common shares outstanding	18,238,417	17,275,667	17,916,872	17,749,296

Q4 2003 Guidance

     The table below reconciles Q4 2003 Pro forma EPS guidance to GAAP EPS guidance:

Guidance for Quarter
ending December
31, 2003

Pro forma EPS guidance	$0.09 - $0.10
Estimated:
Income taxes	0.03
Equity-based compensation expense	(0.00)
Estimated amortization of intangible assets	(0.01)
Estimated final in-process R&D of Tavve technology	(0.01)

Estimated GAAP EPS guidance	$0.10 - 0.11

	Concord Communications, Inc.
	Condensed Consolidated Balance Sheets
	As of (Unaudited, in thousands)

	September 30,	December 31,
	2003	2002

Assets
Current assets:
Cash, cash equivalents and marketable securities	$75,933	$73,670
Accounts receivable, net	19,801	17,417
Other current assets	2,292	2,882

Total current assets	98,026	93,969
Equipment and improvements, net	6,969	8,245
Goodwill	6,212	—
Other intangible assets, net	3,207	—
Deferred tax and other assets	4,586	3,716

Total Assets	$119,000	$105,930

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$14,981	$13,646
Deferred revenue	26,438	23,348

Total current liabilities	41,419	36,994
Common stock, deferred compensation, unrealized gain on marketable securities and additional paid-in capital	107,543	101,413
Accumulated deficit	(29,962)	(32,477)

Total stockholders’ equity	77,581	68,936

Total Liabilities and Stockholders’ Equity	$119,000	$105,930